Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated May 3, 2021 relating to the consolidated financial statements of SOS Limited (formerly known as China Rapid Finance Limited) and its subsidiaries included in its Annual Reports on Form 20-F for the fiscal years ended December 31, 2018, 2019 and 2020, respectively, filed with the Securities and Exchange Commission, which is incorporated by reference in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Audit Alliance LLP
Singapore
February 10, 2022